SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 7, 2004

STEEL DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21719	35-1929476
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804

(Address of principal executive officers) (Zip Code)

Registrant’s telephone number, including area code: 260-459-3553

(Former name or former address, if changed since last report)
Not Applicable

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     (c)      On December 7, 2004, Registrant issued a press release announcing that it had appointed Gary E. Heasley as its new Chief Financial Officer, effective January 1, 2005. A copy of that press release is furnished herewith as Exhibit 99.1.

     Mr. Heasley will be employed for an initial term of one year at a base salary of $275,000, with immediate eligibility to participate in Steel Dynamics’ earnings-based and stockholder approved 2003 Executive Incentive Compensation Plan.

     From 2002 through the present, Mr. Heasley has been employed as Senior Vice President and Manager of the Metals Group for KeyBanc Capital Markets/McDonald Investments Inc. with responsibility for marketing investment banking and corporate finance products and services to the metals industry, involving equity, debt, corporate lending and syndication products, and mergers, acquisition and restructuring services.

     From 2001 to 2002, Mr. Heasley served as Senior Vice President of McDonald Investments Inc.’s Restructuring Group, responsible for origination and execution of engagements to advise debtors, creditors and other constituencies involved in both bankruptcy, insolvency and restructuring proceedings and to render expert reports and testimony on steel industry issues and various valuation matters.

     From 1998 to 2001, Mr. Heasley was Chief Financial Officer and a director of Nakornthai Strip Mill Public Company Limited (“NSM”), a Thailand based steel mini-mill, responsible for all financial and accounting functions, for dealing and negotiating with creditors during a period of collapsing international steel markets and in connection with NSM’s Thai bankruptcy, and for working with Thai and international creditor groups to develop and execute a plan of reorganization.

     Mr. Heasley was employed as a Senior Accountant, National Merger and Acquisition Group, for Ernst & Young LLP from 1993 to 1997 and, thereafter, for approximately a year, worked for McDonald Investments Inc. as Vice President of Corporate Finance in McDonald’s metals group.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

STEEL DYNAMICS, INC.

Date: December 13, 2004	By:	/s/ Theresa E. Wagler

Theresa E. Wagler
		Title:	Assistant Secretary